Exhibit 10.6
Boston Scientific Corporation 2003 Long-Term Incentive Plan
(As Amended and Restated June 1, 2008)
Non-Qualified Stock Option Agreement
Month dd, yyyy
[Employee’s Name]
(“Optionee”)
EMPLOYEE COPY
PLEASE RETAIN FOR YOUR RECORDS

Boston Scientific Corporation 2003 Long-Term Incentive Plan
(As Amended and Restated June 1, 2008)
Non-Qualified Stock Option Agreement
This Non-Qualified Stock Option Agreement (the “Agreement”), dated ddth day of Month , 2010 (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation, (the “Company”) in connection with the Non-Qualified Stock Option Award granted to you by the Company. This Agreement sets forth the terms and conditions relating to your Stock Option pursuant to the Boston Scientific Corporation 2003 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same meaning as assigned to them in the Plan. The applicable terms and conditions of the Plan are incorporated into and made a part of this Agreement.
     1. Grant of Stock Option. The Committee hereby grants you a Stock Option to purchase that number of shares of Stock set forth on herein (the “Option Shares”) at the price set forth herein (the “Grant Price”). The Grant Price is equal to the Fair Market Value of the Company’s Stock on the Grant Date.
     2. Term and Vesting of Stock Option. Except as otherwise provided in Section 4 below, your Stock Option shall have a term of ten (10) years from Month dd, 2010 until Month dd, 2020 (the “Expiration Date”) and shall vest in accordance with the vesting schedule. If the Expiration Date falls on a date on which the New York Stock Exchange is closed for trading, the Expiration Date shall be the trading day immediately prior to the Expiration Date.
     3. Exercise of Stock Option. While this Stock Option remains exercisable, you may exercise any vested portion of the Option Shares by delivering to the Company or its designee, in the form and at the location specified by the Company, notice stating your intent to exercise a specified number of Option Shares and payment of the full Grant Price for the specified number of Option Shares. Payment in full for the Option Shares being exercised may be paid in such manner as the Committee may specify from time to time, in its sole discretion, including, but not limited to the following: (a) in cash, (b) by certified check or bank draft payable in U.S. dollars ($US) to the order of the Company, (c) in whole or in part in shares of Stock owned by you, valued at Fair Market Value, or (d) if available to you, via cashless exercise, by which you deliver to your securities broker instructions to sell a sufficient number of shares of Stock to cover the Grant Price for the Option Shares, any applicable tax obligations and the brokerage fees and expenses associated therewith. Notwithstanding the foregoing, if you reside in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the Grant Price for the Option Shares being exercised, or require the Company and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise (as it determines in its sole discretion).
     The exercise date applicable to your exercise of the specified number of Option Shares pursuant to this Section 3 will be deemed to be the date on which the Company receives your irrevocable commitment to exercise the Option Shares in writing, subject to your payment in full of the Option Shares to be exercised within 10 (ten) days of the notice of exercise of the Option Shares to be exercised. The notice and payment in full of the Option Shares being exercised, must be received by the Company or its designee on or prior to the last day of the Stock Option term, as set forth in Section 2 above, except as provided in Section 4 below.
     Upon the Company’s determination that there has been a valid exercise of the Option Shares, the Company shall issue certificates in accordance with the terms of this Agreement or cause the Company’s transfer agent to make the necessary book entries for the shares of Stock subject to the exercised Option Shares. However, the Company shall not be liable to you, your personal representative or your successor(s)-in-interest for damages relating to any delays in issuing the certificates or in making book entries, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in making book entries, or in the certificates themselves.
     4. Termination of Employment.
          a. Provided that you have remained in continuous service with the Company through the first anniversary of the Grant Date, upon termination of your employment due to death, Disability or Retirement (as such terms are defined below or determined under local law, as applicable), all remaining unexercised portion(s) of your Stock Option shall immediately vest and become exercisable by you or your appointed representative, as the case may be, until the expiration of the term of the Stock Option or such other term as the Committee may determine at or after grant, provided that such exercise period does not extend beyond the original term of the Stock Option.
          b. In the event that your employment terminates due to death prior to the first anniversary of the Grant Date, a portion of the Option Shares equal to that percentage of year completed prior to death shall immediately vest and become exercisable until the expiration of the term of the Stock Option or such other term as the Committee may determine at or after grant, provided that such exercise period does not extend beyond the original term of the Stock Option. All remaining unvested Option Shares shall immediately lapse and be forfeited.
          c. In the event that your employment terminates due to Disability or Retirement prior to the first anniversary of the Grant Date, the Option Shares shall immediately lapse and be forfeited.
          d. Upon termination of your employment for reasons other than for Cause, death, Disability or Retirement, you shall have the shorter of (i) twelve (12) months from the date of termination and (ii) the remaining term of the Stock Option to exercise all vested Option Shares. Upon termination of your employment for reasons other than for Cause, death, Disability or Retirement, all unvested Option Shares shall lapse; provided, however, that the Committee, in its sole discretion, may extend the exercise period and/or accelerate vesting of any unvested Option Shares (provided that such exercise period does not extend beyond the original term of the Stock Option). Your termination date shall be the last day of your active service with the Company or an Affiliate (if applicable).

          e. Immediately upon notice of termination of your employment for Cause, all unexercised Option Shares, whether vested or unvested, shall lapse and be forfeited.
          f. The Option Shares, to the extent unexercised on the date following the end of any period described above or the term of the Stock Option set forth above in Section 2, shall thereupon lapse and be forfeited.
          g. Any one of your permitted transferee(s) (pursuant to Section 7 below) shall receive the rights herein granted subject to the terms and conditions of this Agreement and any applicable Addendum. No transfer of this Stock Option shall be approved and effected by the Administrator unless (i) the Administrator shall have been timely furnished with written notice of such transfer and any copies of such notice as the Committee may deem, in its sole discretion, necessary to establish the validity of the transfer; (ii) the transferee or transferees shall have agreed in writing to be bound by the terms and conditions of this Agreement and any applicable Addendum; and (iii) such transfer complies with applicable laws and regulations.
          h. If you are a resident or employed in a country that is a member of the European Union, the grant of the Stock Option and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Stock Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
     5. Change in Control. To the extent that you have not entered into a Change in Control Agreement with the Company, all unvested Option Shares shall vest in the event of a Change in Control (as defined in the Plan) immediately prior to the effective date of the Change in Control and, in the case of a Covered Transaction (as defined in the Plan), at least ten (10) days prior to the effective date of a Covered Transaction. This Stock Option shall terminate immediately prior to the Covered Transaction unless the Committee provides, in its sole discretion, for the substitution or assumption of the Stock Option, by conversion into an option to acquire securities of equivalent kind and value of the surviving entity as of the effective date of the Covered Transaction. If you have entered into a Change in Control Agreement with the Company, the Stock Option will vest according to the provisions of the Change in Control Agreement.
     6. Restrictions on Shares; Legend on Certificate. The underlying shares of Stock issued to you in certificate form or to your book entry account upon exercise of the Option Shares may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.
     7. Transferability. Except as required by law, you shall not sell, transfer, assign, pledge, gift, hypothecate or otherwise dispose of the Stock Option granted under this Agreement other than by will or the laws of descent and distribution or without payment of consideration to your Family Members or to trusts or other entities for the benefit of your Family Members. During your lifetime, the Stock Option is exercisable only by you, subject to Section 4 above.
     8. Satisfaction of Tax Obligations. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company or the Affiliate that employs you (if applicable) (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the vesting of the Stock Option, the exercise of the Stock Option, the subsequent sale of any shares of Stock acquired upon exercise of the Stock Option and the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items.
     Prior to the delivery of shares of Stock upon exercise of the Stock Option, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient whole number of shares of Stock otherwise issuable upon exercise of the Stock Option that has an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Stock. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the Stock Option, you expressly consent to the withholding of shares of Stock as provided for hereunder. All other Tax-Related Items related to the Stock Option and any shares of Stock delivered in payment thereof are your sole responsibility. In no event, shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company against any and all liabilities, damages, costs and expenses that the Company may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.
     The Stock Option is intended to be exempt from the requirements of U.S. Code Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to U.S. Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with U.S. Code Section 409A or be exempt from U.S. Code Section 409A.

     9. Repatriation and Legal/Tax Compliance Requirements. If you are a resident or employed outside of the United States, you agree, as a condition of the Stock Option grant, to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Stock Option) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
     10. Data Privacy. The collection, processing and transfer of your personal data as it relates to the Stock Option is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Section 10.
     You understand that the Company or the Affiliate that employs you (if applicable) holds certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock held in the Company, and details of all Stock Options and Deferred Stock Units awarded to you (vested and unvested) for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, its Affiliates or third parties, and the Company or the Affiliate that employs you will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence.
     You hereby explicitly consent to the transfer of Data by the Company or the Affiliate that employs you (if applicable) as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company or the Affiliate that employs you (if applicable) may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including but not limited to the Bank of New York Mellon (“BNY Mellon”) or any other third party that the Company or BNY Mellon may engage to assist with the administration of the Plan from time to time. You also consent to the transfer of Data outside your country of residence or employment (if applicable), including to the United States. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

     You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local Human Resources manager.
     11. No Rights to Continued Employment. The Stock Option granted under the Plan and this Agreement (and any applicable Addendum to this Agreement) shall not confer upon you any right to continue in the employ of the Company, and this Agreement (and any applicable Addendum to this Agreement) shall not be construed in any way to limit the Company’s (or any Affiliate’s, as the case may be) right to terminate or change the terms of your employment.
     12. Discretionary Nature of Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Administrator, in its sole discretion, at any time. The Stock Option granted under the Plan is a one-time benefit and does not create any contractual or other right to receive Stock Options or benefits in lieu of Stock Options in the future. Future Awards under the Plan, if any, will be at the sole discretion of the Administrator, including, but not limited to, the form and timing of the Award, the number of shares of Stock subject to such Award, the vesting provisions and the grant price (if any). Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with the Company or its Affiliates.
     13. Voluntary Participation in Plan. You acknowledge that your participation in the Plan is voluntary.
     14. Extraordinary Item of Compensation. The value of the Stock Option granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any Award granted under the Plan, including this Stock Option, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and, in no event, should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate.
     15. Waiver of Entitlement to Compensation or Damages. In consideration of the grant of the Stock Option under this Agreement, no claim or entitlement to compensation or damages shall arise from termination of the Stock Option or diminution in value of the shares of Stock acquired upon vesting of the Stock Option resulting from termination of your employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably releases the Company and any Affiliate from any such claim that may arise. Notwithstanding the foregoing, if any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, you will be deemed to have irrevocably waived your entitlement to pursue such claim.

     16. Securities Laws. Upon the acquisition of any shares of Stock pursuant to the exercise of the Stock Option, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with the Plan.
     17. Not a Public Offering. Neither the grant of the Stock Option under the Plan nor the issuance of the underlying shares of Stock upon exercise of the Option Shares is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under local law.
     18. No Advice Regarding Grant. No Employee of the Company is permitted to advise you regarding whether you should purchase shares of Stock under the Plan. Investment in shares of Stock involves a degree of risk. Before deciding to purchase shares of Stock pursuant to the Stock Option, you should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan, and you should carefully review all of the materials related to the Stock Option and the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.
     19. Award Subject to the Plan. The Award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the shares of Stock to be made pursuant to this Agreement. You hereby accept the Stock Option subject to all the terms and provisions of the Plan and this Agreement and agree that all decisions under, and interpretations of, the Plan and this Agreement by the Administrator, Committee or the Board shall be final, binding and conclusive upon you and your heirs and legal representatives.
     20. Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Stock Option and participation in the Plan, or future grants of Stock Options that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery.
     21. Language. If you are resident outside of the United States, you hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Option, be drawn up in English. If you have received this Agreement and any applicable Addendum, the Plan or any other documents related to the Stock Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

     22. Addendum. Notwithstanding any provision of this Agreement to the contrary, the Stock Option shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addenda to these Agreements, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Agreement.
     23. Additional Requirements. The Administrator reserves the right to impose other requirements on the Stock Option, any shares of Stock acquired pursuant to the Stock Option and your participation in the Plan to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
     24. Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
     25. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflicts of laws principles) and applicable federal laws.
     26. Conflicts. The Stock Option granted by this Agreement and any applicable Addendum is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. This Agreement contains terms and provisions established by the Committee specifically for the grant described herein. Unless the Committee has exercised its authority under the Plan to establish specific terms of an Award, the terms of the Plan shall govern. Subject to the limitations set forth in the Plan, the Committee retains the right to alter or modify the Stock Option granted under this Agreement as the Committee may determine are in the best interests of the Company.
     27. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
     28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     29. Defined Terms: The following terms, when used in this Agreement, shall have the meanings and be subject to the provisions set forth below:

     “Disability”: Permanent and total disability as determined under the Company’s long-term disability program for employees then in effect.
     “Retirement”: Unless the Administrator expressly provides otherwise, cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, (i) the Participant has attained the age 50, (ii) the Participant has accrued at least five years of service with the Company and its Affiliates, and (iii) the sum of the Participant’s age and years of service as of such date equals or exceeds 62.
     “Cause”: Felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s misconduct or dishonesty which is harmful to the business or reputation of the Company.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed and delivered this Agreement effective as of the date and year first above written.
Option Shares of Stock: <<XXXX>>
Grant Price: $
Vesting Schedule:

Percent of
Stock Option	Date Vested
25%	Month dd, yyyy
25%	Month dd, yyyy
25%	Month dd, yyyy
25%	Month dd, yyyy

PARTICIPANT:

Signature
<<Employee Name>>

BOSTON SCIENTIFIC CORPORATION

J. Raymond Elliott
President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION
ADDENDUM TO THE AWARD AGREEMENT
RELATING TO NON-QUALIFIED STOCK OPTIONS GRANTED
PURSUANT TO THE 2003 LONG-TERM INCENTIVE PLAN
In addition to the terms of the Plan and the Agreement, the Stock Option is subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 22 of the Agreement, if you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.
DENMARK
Treatment of Stock Option Upon Termination of Employment. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Stock Option upon your termination of employment shall be governed by the Act on Stock Option in Employment Relations.
FRANCE
Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.
HONG KONG
IMPORTANT NOTICE/WARNING. The Agreement, the Addendum thereto for Hong Kong, and all other materials pertaining to the Stock Option have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer. If the you have any doubts about any of the contents of the materials pertaining to the Stock Option, you should obtain independent professional advice.
NETHERLANDS
Waiver of Termination Rights. As a condition to the grant of the Stock Options, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Participant ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

UNITED KINGDOM
1. Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 8 of the Agreement:
Regardless of any action the Company or the Affiliate that employs you (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or exercise of any Stock Option and the acquisition of shares of Stock, or the release or assignment of any Stock Option for consideration, or the receipt of any other benefit in connection with the Stock Option (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant or exercise of the Stock Option and the acquisition of shares of Stock, the subsequent sale of any shares of Stock acquired upon exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items.
As a condition of the issuance of shares of Stock upon exercise of the Stock Option, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding otherwise deliverable shares of Stock; (b) arranging for the sale of shares of Stock otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of shares of Stock acquired upon exercise of the Stock Option. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, you are deemed to have been issued the full number of shares of Stock subject to the Stock Option, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Stock Option.
If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), you have relocated to another country, you acknowledge that the Company and/or your Employer may be required to withhold or account for Tax-Related Items in more than one country.
You also agree that the Company and its Affiliates may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares of Stock acquired under the Plan.
2. Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with your Employer for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Award as a result of such termination, or from the loss or diminution in value of the Award. Upon the grant of your Award, you shall be deemed irrevocably to have waived any such entitlement.